UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2012 (August 13, 2012)

PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Bethesda Metro Center, Suite 1530
Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 507-1300

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed by Pebblebrook Hotel Trust (the “Company”) in its Current Report on Form 8-K filed on July 18, 2012 with the Securities and Exchange Commission (the “SEC”), on July 13, 2012 the Company, as parent guarantor, Pebblebrook Hotel, L.P., as borrower (the “Borrower”), and certain indirect subsidiaries of the Company entered into a $300 million unsecured credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and book runner, US Bank National Association, as syndication agent, and Raymond James Bank, FSB, Regions Bank, Wells Fargo Bank, Citibank, N.A., PNC Bank, N.A., Royal Bank of Canada and Capital One, N.A., as lenders. The Credit Agreement provides a $300 million borrowing capacity, and provides for a $200 million unsecured revolving credit facility and a $100 million unsecured term loan.
On August 13, 2012, the Company drew the entire $100 million of the unsecured term loan (the “Term Loan”) under the Credit Agreement. The Term Loan will mature in July 2017. Pursuant to separate interest rate swap agreements, the Company effectively fixed the interest rate on the Term Loan at 2.4% per annum for so long as the Company's leverage ratio (as defined in the Credit Agreement) is less than 4.0x. The Credit Agreement includes an accordion option, and in the event that the Company requests and receives additional lender commitments up to an additional $300 million and draws on the commitments in the form of one or more additional unsecured term loans, those borrowings will bear interest at a rate per annum equal to, at the option of the Company, (i) LIBOR plus a margin that fluctuates based upon the Company's leverage ratio or (ii) the greater of (A) the Base Rate plus a margin that fluctuates based on the Company's leverage ratio. The margins for term loans under the Credit Agreement range in amount from 1.70% to 2.45% for LIBOR-based loans and 0.70% to 1.45% for Base Rate-based loans, depending on the Company's leverage ratio.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

August 16, 2012	By:	/s/ Raymond D. Martz
		Name:	Raymond D. Martz
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary